Exhibit 99.2

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement” ) is entered into as of the 31st day of March, 2021, by and between Lorex Investment AG, a Swiss Aktiengesellschaft formed under the laws of Switzerland (“Lorex” ) and REV Alpha Holdings LLC. . , a Delaware limited liability company (the “Purchaser”).

R E C I T A L S:

WHEREAS, Lorex owns 950,000 shares of common stock, $0.01 par value (“Common Stock”) of Wilhelmina International, Inc., a Delaware corporation (the “Company”); and

WHEREAS, the Purchaser desires to purchase from Lorex, and Lorex desires to sell to Purchaser, 950,000 shares of Common Stock; and

WHEREAS, certain terms used but not elsewhere defined herein shall have the meanings specified in Section 7.9.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

SECTION 1. AGREEMENT TO SELL AND PURCHASE

1.1 Sale and Purchase. Subject to the terms and conditions hereof, at the Initial Closing and the Subsequent Closings (each as defined below), Lorex hereby agrees to sell to the Purchaser, and the Purchaser agrees to purchase from Lorex, an aggregate of 950,000 shares of Common Stock (the “Shares”) at a purchase price of $10.00 per share (the “Per Share Price”), which Shares shall be purchased and sold at the Initial Closing and the Subsequent Closings as set forth in Section 2.1 and Section 2.2. As used in this Agreement, the term “Shares” shall include all the Shares contemplated to be transferred under this Agreement and all securities and other assets received (i) in replacement of the Shares, (ii) as a result of distributions, dividends (including stock dividends) or stock splits in respect of the Shares and (iii) as substitution for the Shares in a recapitalization, merger, reorganization or the like.

SECTION 2. CLOSING, DELIVERY AND PAYMENT

2.1 Closing of the Shares Purchase. The initial closing of the purchase and sale of the Shares hereunder (the “Initial Closing”) shall take place remotely (other than as contemplated by Section 2.3) via the exchange of documents and signatures at 9:00 a.m. Eastern time on the second Business Day following the satisfaction of the conditions set forth in Section 5.1 and Section 5.2, or at such other time or place as Lorex and the Purchaser may mutually agree (the date of the Initial Closing, the “Initial Closing Date” ). At the Initial Closing, subject to Section 2.3 and the other terms and conditions hereof, Lorex will sell and deliver to the Purchaser 237,500 of the Shares, against payment of $2,375,000 (which amount is calculated as 237,500 multiplied by the Per Share Price).

2.2 Subsequent Closings. Each subsequent closing of the purchase and sale of Shares hereunder (each a “Subsequent Closing”) shall take place on (i) the date that is 90 days following the Initial Closing (in the case of the first Subsequent Closing) or the immediately preceding Subsequent Closing, as applicable, or if such day is not a Business Day, on the next succeeding Business Day or (ii) such earlier date as the Purchaser may elect by prior written notice delivered to Lorex. At each Subsequent Closing, subject to Section 2.3 and the other terms and conditions hereof, Lorex will sell and deliver to the Purchaser the Shares, against payment of cash consideration as follows:

(i)	90 days following the Initial Closing – 237,500 shares in consideration for $2,375,000

(ii)	90 days following the prior Closing – 237,500 shares in consideration for $2,375,000

(iii)	90 days following the prior Closing – 118,750 shares in consideration for $1,187,500

(iv)	90 days following the prior Closing – 118,750 shares in consideration for $1,187,500

Each of the foregoing dates may be accelerated by Purchaser by written notice to Lorex. For the avoidance of doubt, there shall be four (4) Subsequent Closings hereunder, except to the extent the Purchaser elects by prior written notice delivered to Lorex to accelerate one or more Subsequent Closings such that they occur simultaneously with other Subsequent Closings.

2.3 Stock and Purchase Price Deliveries. At each of the Initial Closing and the Subsequent Closings, (i) Lorex shall deliver to counsel for Purchaser,, to receive on behalf of the Purchaser, stock certificate(s) representing all of the Shares, free and clear of all Encumbrances (except as may exist by reason of this Agreement or pursuant to applicable law), that are contemplated to be transferred to the Purchaser at such Initial Closing or Subsequent Closing, as applicable, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with any required stock transfer tax stamps affixed thereto (collectively, the “Stock Deliveries”), and (ii) upon confirmation to the Purchaser of receipt by counsel to Purchaser of the applicable Stock Deliveries, the Purchaser shall pay or cause to be paid, by wire transfer of immediately available funds to the account specified by Lorex in writing, the purchase price contemplated to be paid at such Initial Closing or Subsequent Closing, as applicable. Upon such wire transfer, counsel to Purchaser may deliver the Stock Deliveries to Purchaser or any other designee of the Purchaser.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF LOREX

Lorex hereby represents and warrants to the Purchaser, as follows:

3.1 Organization, Good Standing and Qualification. Lorex is a Swiss Aktiengesellschaft duly organized, validly existing and in good standing under the laws of Switzerland. Lorex has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted. Lorex has all requisite corporate power and authority to execute and deliver this Agreement and, when executed, the other Transaction Documents to which it is a party, to issue and sell the Shares and to carry out the provisions of this Agreement and such other Transaction Documents. Lorex is duly qualified and authorized to do business, or registered as a foreign corporation, and is in good standing in each jurisdiction in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to be so qualified or registered would not reasonably be expected to prevent or materially interfere with or delay the closing of the transactions under this Agreement.

3.2 Shares. Lorex owns all of the Shares, free and clear of any Encumbrances (except as may exist by reason of this Agreement, the Existing Mutual Support Agreement or pursuant to applicable law), which shares represent 100% of the shares of capital stock of the Company of which Mr. Horst-Dieter Esch (“Mr. Esch”) is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, which meaning will apply for all purposes of this Agreement). Other than the Shares, neither Lorex nor Mr. Esch has any interest in any outstanding options, warrants or other rights to acquire any of the Company’s capital stock, or securities convertible, exercisable or exchangeable for the Company’s capital stock or for securities themselves convertible, exercisable or exchangeable for the Company’s capital stock (together, “Convertible Securities”). Other than as set forth on Schedule 3.2 or pursuant to this Agreement, Lorex has no agreement or commitment to sell any of the Shares. All of the Shares (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, (iii) are free from any preemptive and cumulative voting rights and (iv) were issued pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission and applicable state securities authorities or pursuant to valid exemptions under federal and state securities laws. Except as set forth on Schedule 3.2, there are no outstanding rights of first refusal or proxy or shareholder agreements of any kind relating to any of the Shares to which Lorex or Mr. Esch is a party or as to which Lorex or Mr. Esch has received written notice.

3.3 Authorization; Binding Obligations. All corporate action on the part of Lorex and its directors (including any special committee of independent directors) necessary for the authorization of this Agreement and the other Transaction Documents to which Lorex is a party and the performance of all obligations of Lorex hereunder and thereunder at the Initial Closing and the Subsequent Closings, including the sale and delivery of the Shares, has been taken, and no further corporate action is required to be taken. This Agreement and the other Transaction Documents to which Lorex is a party, when executed and delivered, will be valid and binding obligations of Lorex, enforceable against Lorex in accordance with their respective terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (ii) general principles of equity, including those that restrict the availability of equitable remedies. The sale of the Shares are not and will not be subject to any preemptive rights or rights of first refusal.

3.4 No Conflicts. The execution and delivery of, and the performance of and compliance with the transactions contemplated by, this Agreement and the other Transaction Documents to which Lorex is a party, including the issuance and sale of the Shares, will not, with or without the passage of time or giving of notice or both, conflict with, constitute a violation or default under, or result in the creation of any mortgage, pledge, lien or other Encumbrance or charge upon any of the properties or assets of Lorex pursuant to, (i) Lorex’s currently effective Organizational Documents, (ii) any provision of any mortgage, indenture, contract, agreement or instrument to which it is party or by which it is bound, (iii) any judgment, decree, order, writ, statute, rule or regulation applicable to Lorex or any permit, license, authorization or approval applicable to Lorex, except (in the case of (ii) and (iii)) as would not, individually or in the aggregate, reasonably be expected to prevent or materially interfere with or delay the closing of the transactions under this Agreement.

3.7 Sophisticated Transferor. Lorex (i) is a sophisticated entity familiar with transactions similar to those contemplated by this Agreement, (ii) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Shares and (iii) has independently and without reliance upon the Purchaser, and based on such information and the advice of such advisors as Lorex has deemed appropriate, made its own analysis and decision to enter into this Agreement.

3.8 Acknowledgment Regarding the Purchaser’s Role. Lorex acknowledges that the Purchaser is not acting as a financial advisor or fiduciary of Lorex (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by the Purchaser or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to the Purchaser’s purchase of the Shares. Lorex further represents to the Purchaser that Lorex’s decision to enter into this Agreement and the other Transaction Documents to which it is a party has been based solely on the independent evaluation by Lorex and its representatives.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to Lorex, as follows:

4.1 Investment Representations. The Purchaser understands that neither the offer nor the sale of the Shares has been registered under the Securities Act. The Purchaser also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the Purchaser’s representations contained in this Agreement. The Purchaser hereby represents and warrants as follows:

(a) Purchaser Bears Economic Risk. The Purchaser has substantial experience in evaluating and investing in private placement transactions involving securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. The Purchaser must bear the economic risk of its investment in the Shares indefinitely unless the Shares, as the case may be, are subsequently registered pursuant to the Securities Act or an exemption from registration is available. The Purchaser understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow the Purchaser to transfer all or any portion of the Shares under the circumstances, in the amounts or at the times the Purchaser might propose.

(b) Acquisition for Own Account. The Purchaser is acquiring the Shares for the Purchaser’s own account for investment only, and not with a view towards their public distribution.

(c) Purchaser Can Protect Its Interest. By reason of its, or of its management’s business or financial experience, the Purchaser has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement. Further, the Purchaser is aware of no publication of any advertisement or general solicitation in connection with the transactions contemplated in this Agreement.

(d) Accredited Investor. The Purchaser is an accredited investor within the meaning of Regulation D under the Securities Act.

(e) Residence. The Purchaser is organized under the laws of the State of Delaware.

(f) Rule 144. The Purchaser acknowledges and agrees that, when issued, the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. The Purchaser has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of specified conditions.

4.2 Organization; Authorization; Binding Obligations. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to carry out its obligations under the provisions of such documents. This Agreement and the other Transaction Documents to which the Purchaser is a party, when executed and delivered, will be valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (ii) general principles of equity, including those that restrict the availability of equitable remedies.

SECTION 5. CONDITIONS FOR THE INITIAL CLOSING AND THE SUBSEQUENT CLOSINGS

5.1 Conditions to Lorex’s obligations with respect to the Initial Closing. The obligation of Lorex to consummate the sale of the Shares at the Initial Closing as contemplated by this Agreement is subject to satisfaction of the following conditions at or prior to the Initial Closing:

(a) The representations and warranties of the Purchaser contained in Section 4 of this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or a material adverse effect) shall be true and correct as of the date of this Agreement and as of the Initial Closing Date as though made on and as of such date, except for changes contemplated by this Agreement (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct only as of such specific date).

(b) The Purchaser shall have complied in all material respects with its obligations under this Agreement.

5.2 Conditions to Purchaser’s obligations with respect to the Initial Closing. The obligation of Purchaser to consummate the purchase of the Shares at the Initial Closing as contemplated by this Agreement is subject to satisfaction of the following conditions at or prior to the Initial Closing:

(a) The representations and warranties of Lorex contained in Section 3 of this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or a material adverse effect) shall be true and correct as of the date of this Agreement and as of the Initial Closing Date as though made on and as of such date, except for changes contemplated by this Agreement (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct only as of such specific date).

(b) Lorex shall have complied in all material respects with its obligations under this Agreement.

(c) Effective as of the Initial Closing, (i) Dieter Esch and Jeff Utz shall each have resigned from the Board of Directors, (ii) the Existing Mutual Support Agreement shall have been terminated, and (iii) the two (2) Purchaser Representatives (as defined in the New Mutual Support Agreement) shall been appointed to fill the resulting vacancies on the Board of Directors, effective on the later of (i) April 1, 2021 and (ii) the Initial Closing.

(d) The certificates representing the Shares shall be in the possession of counsel for Lorex or for the Purchaser, and evidence thereof shall have been provided to the Purchaser.

(e) The Purchaser shall have received each of the following agreements, instruments, certificates and other documents:

(i)	a written agreement reasonably satisfactory to the Purchaser providing for the termination of the Existing Mutual Support Agreement (the “Existing Mutual Support Agreement Termination”);

(ii)	a counterpart to the New Mutual Support Agreement, duly executed by Newcastle Partners, L.P.; and

(iii)

FIRPTA documentation, consisting of (A) a notice to the IRS, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), in substantially the form attached hereto as Exhibit B, dated as of the Closing Date and executed by the Company and filed with the Internal Revenue Service (“IRS”), and (B) a FIRPTA Notification Letter, in substantially the form attached hereto as Exhibit C, dated as of the Closing Date and executed by the Company.

5.3 Conditions to Lorex’s obligations with respect to the Subsequent Closings. The obligation of Lorex to consummate the sale of any Shares at any Subsequent Closing as contemplated by this Agreement is subject to the satisfaction of the following conditions as of the date of such Subsequent Closing:

(a) The representations and warranties of the Purchaser contained in Section 4 of this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or a material adverse effect) shall be true and correct as of the date of this Agreement and as of the date of such Subsequent Closing as though made on and as of such date, except for changes contemplated by this Agreement (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct only as of such specific date).

(b) The Purchaser shall have complied in all material respects with its obligations under this Agreement.

5.4 Conditions to the Purchaser’s obligations with respect the Subsequent Closings. The obligation of the Purchaser to consummate the sale of any Shares at any Subsequent Closing as contemplated by this Agreement is subject to the satisfaction of the following conditions as of the date of such Subsequent Closing:

(a) The representations and warranties of Lorex contained in Section 3 of this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or a material adverse effect) shall be true and correct as of the date of this Agreement and as of the date of such Subsequent Closing as though made on and as of such date, except for changes contemplated by this Agreement (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct only as of such specific date).

(b) Lorex shall have complied in all material respects with its obligations under this Agreement.

SECTION 6. COVENANTS AND OTHER AGREEMENTS

6.1 Restrictions of Transfer. From the date of this Agreement until the consummation of the final Subsequent Closing (including the transfer of all Shares by Lorex to the Purchaser that are contemplated to be transferred prior to or at the final Subsequent Closing), other than as contemplated by this Agreement, Lorex shall not sell, sell short, transfer (including gift), pledge, encumber, assign or otherwise dispose (whether by sale, liquidation, dissolution, dividend, distribution or otherwise) of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of (each, a “Transfer”), any of the Shares or any interest contained therein, other than to the Purchaser. If requested by the Purchaser, Lorex take all action that may be required to place restrictive legends on the stock certificate(s) representing the Shares that impose the transfer restrictions set forth in this Section 6.1 and the proxy set forth in Section 6.2 (the “Specified Legends”). If requested by Purchaser, Lorex will promptly (and not more than two (2) Business Days following the date of such request) mail such certificates to the Company’s transfer agent or otherwise make such certificate(s) available to the Company for the placement of such legends. Lorex shall not take any action to remove the Specified Legends from such certificates.

6.2 Proxy.

(a) In furtherance of Lorex’s agreements hereunder, Lorex hereby, until the consummation of the final Subsequent Closing (including the transfer of all Shares to the Purchaser that are contemplated to be transferred prior to or at the final Subsequent Closing), grants to and appoints the Purchaser as attorney for Lorex, agent and proxy, with the power to act alone and with full power of substitution, to vote (in person, by proxy or by action by written consent, as applicable) all of the Shares, in the Purchaser’s sole discretion, at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) and/or in any action by written consent of the stockholders of the Company. THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE UNTIL THE CONSUMMATION OF THE FINAL SUBSEQUENT CLOSING AND COUPLED WITH AN INTEREST SUFFICIENT IN LAW TO SUPPORT AN IRREVOCABLE PROXY; PROVIDED, HOWEVER, IN THE EVENT THE INITIAL CLOSING OR ANY SUBSEQUENT CLOSING DOES NOT OCCUR ON THE DATE SPECIFIED IN THIS AGREEMENT DUE TO A DEFAULT BY THE PURCHASER, WHICH IS NOT SUBSEQUENTLY CURED WITHIN THIRTY (30) BUSINESS DAYS OR IF THIS AGREEMENT IS OTHERWISE TERMINATED PRIOR TO THE COMPLETION OF THE PURCHASE OF THE FULL AMOUNT OF SHARES SPECIFIED HEREIN, THIS PROXY WILL EXPIRE AND BE OF NO FURTHER FORCE OR EFFECT.

(b) Lorex agrees that, unless the Purchaser provides explicit written instruction to vote the Shares under this Agreement or the Purchaser provides explicit written notice that Lorex shall be permitted by the Purchaser to vote in a manner other than as the Purchaser instructs, Lorex shall abstain from voting any of the Shares (in person, by proxy or by action by written consent, as applicable) on all matters.

(c) Lorex hereby agrees to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Section 6.2.

(d) For the avoidance of doubt, this Section 6.2 shall be deemed to terminate with respect to any particular Share upon the transfer of such Share to the Purchaser hereunder.

6.3 Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

SECTION 7. MISCELLANEOUS

7.1 Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to conflicts of law principles.

7.2 Survival. The representations and warranties made herein shall survive the Initial Closing for a period of three (3) years following the Initial Closing Date; provided that the representations set forth in Sections 3.1, 3.3 and 4.2 shall survive indefinitely. The covenants and agreements contained herein shall survive in accordance with their terms. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of either party pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by that party hereunder solely as of the date of such certificate or instrument.

7.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each Person who shall be a holder of the Shares from time to time. A party shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party; provided that the Purchaser may assign some or all of its rights hereunder without the consent of Lorex to an Affiliate of Purchaser.

7.4 Entire Agreement. The Transaction Documents and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof, and neither party shall be liable or bound to the other in any manner by any representations, warranties, covenants and agreements, except as specifically set forth herein and therein.

7.5 Severability. The invalidity, illegality or unenforceability of one or more of the provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

7.6 Amendment and Waiver. This Agreement may be amended or modified, and any provision hereunder may be waived, only upon the written consent of Lorex and the Purchaser.

7.7 Notices. All notices, requests, consents and other communications hereunder shall be made in writing and shall be deemed given (i) when made if made by hand delivery, (ii) one Business Day after being deposited with an overnight courier if made by courier guaranteeing overnight delivery, (iii) on the date indicated on the notice of receipt if made by first-class mail, return receipt requested or (iv) on the date of confirmation of receipt of transmission by email or facsimile, addressed as follows:

(a) if to Lorex, at

Lorex Investment AG

Treuhand Und Revisionsegesellscha

Ft Mattig Suter Und Partner

Industriestrasse 22 Zug Schwyz

6302 Switzerland

Attention: Dieter Esch

Email:

with a copy (which shall not constitute notice) to:

Louis Taubman

Hunter Taubman Fischer & Li LLC

Email: ltaubman@htflawyers.com

(b) if to the Purchaser, at:

REV Alpha Holdings LLC.

c/o Retail Ecommerce Ventures

1680 Michigan Ave. Suite 700

Miami Beach, FL 33139

Email:

Attention: Maya Burkenroad

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

Email: Douglas N. Cogen; David K. Michaels

Facsimile: (650) 988-8500

Attention: DCogen@fenwick.com; DMichaels@fenwick.com

7.8 Indemnification. Each party (as such, the “Indemnifying Party” ) agrees to indemnify and hold the other party (as such, the “Indemnified Party” ) harmless against any loss, liability, damage or expense (including reasonable legal fees and costs) that the Indemnified Party may suffer, sustain or become subject to as a result of or in connection with the breach by the Indemnifying Party of any representation, warranty, covenant or agreement of the Indemnifying Party contained in any of the Transaction Documents; provided, however, that no indemnification shall be required hereunder for the gross negligence or willful misconduct of the Indemnified Party or breach by the Indemnified Party of any of its representations and warranties set forth in this Agreement. In case any such third-party action is brought against the Indemnified Party, the Indemnifying Party will be entitled to participate in and assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party, and after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense thereof, the Indemnifying Party shall not be responsible for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, that if the Indemnified Party shall have reasonably concluded that there may be one or more legal defenses available to the Indemnified Party which conflict in any material respect with those available to the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of the Indemnified Party and the Indemnifying Party shall reimburse the Indemnified Party for that portion of the fees and expenses of one counsel retained by the Indemnified Party.

7.9 Certain Definitions. As used in this Agreement, the following terms shall have the meanings specified below:

“Affiliate” shall mean: (i) any Person that directly or indirectly through one or more intermediaries controls, is controlled by or under common control with the Person specified; (ii) any director or officer of the Person specified; and (iii) any spouse, parent, child, sibling, mother in law, father in law, son in law, daughter in law, brother in law or sister in law of the Person specified. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to elect a majority of the board of directors (or other governing body) or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Board of Directors” shall mean the Board of Directors of the Company.

“Business Day” shall any Monday through Friday other than a day that is a federal holiday or on which banks in the State of California or the State of New York are authorized to be closed.

“Encumbrances” shall mean, with respect to any asset, any security interests, liens, encumbrances, pledges, mortgages, charges, claims, conditional or installment sales contracts, title retention contracts, transferability restrictions and other claims or burdens of any nature whatsoever attached to or adversely affecting such asset.

“Exchange Act” shall mean the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as amended and supplemented from time to time.

“Existing Mutual Support Agreement” shall mean that certain Mutual Support Agreement, dated as of August 26, 2008, as amended by the First Amendment to the Mutual Support Agreement dated October 18, 2010, by and among Newcastle Partners, L.P, Mr. Esch, Lorex, Mr. Brad Krassner and the Krassner Family Investments, L.P.

“Governmental Authority” shall mean any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the government of the United States or of any foreign country, any state or any political subdivision of any such government (whether state, provincial, county, city, municipal or otherwise).

“New Mutual Support Agreement” shall mean the Mutual Support Agreement, to be entered into by Newcastle Partners, L.P and the Purchaser, in the form attached hereto as Exhibit A.

“Organizational Documents” shall mean the articles or certificate of incorporation, bylaws, certificate of organization, operating agreement, certificate of partnership, partnership agreement or other governing or constituent documents of a Person.

“Person” shall mean any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, joint venture, trust, estate, association, union, entity, or other form of business organization or any Governmental Authority whatsoever.

“Securities Act” shall mean the Securities Act of 1933, and the rules and regulations promulgated thereunder, as amended and supplemented from time to time.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Transaction Documents” shall means this Consulting Agreement and any stock powers or other instruments of transfer included in the Stock Deliveries.

7.10 Interpretation. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. In this Agreement, “including” does not denote or imply any limitation.

7.11 Counterparts. This Agreement may be delivered via facsimile or other means of electronic communication, and may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

7.12 Termination. This Agreement shall terminate upon (a) completion of the Share Purchases as set forth in Section 2; (b) upon the mutual written consent of the parties; or (c) by the Seller in the event that the Purchaser defaults on any payment required by Section 2, which is not subsequently cured within thirty (30) business days.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have hereunto affixed their signatures.

Lorex Investments AG		REV Alpha Holdings LLC

By	/s/ Horst Dieter Esch	By	/s/ Alex Mehr
Its	Secretary	Its	CEO

Exhibit A

Form of New Mutual Support Agreement

Exhibit B

Company Notice to the IRS Under Treasury Regulation Section 1.897-2(h)

Exhibit C

FIRPTA Notification Letter